                                       FOR IMMEDIATE RELEASE

                                          July 2, 2007

WOLF RETIRES AS NORFOLK SOUTHERN CFO, SQUIRES SUCCEEDS HIM

NORFOLK, VA. - Henry C. Wolf, vice chairman and chief financial officer of Norfolk Southern Corporation, retired effective July 1, ending a 34-year career with the company.  Wick Moorman, NS chief executive officer, announced that James A. Squires, executive vice president finance, has assumed the additional title of chief financial officer, also effective July 1.

"In his expanded role as executive vice president finance and chief financial officer, Jim Squires will inherit a legacy of financial excellence left by Hank Wolf," Moorman said.  "I am confident that the strong economic foundation built by Hank will be in good hands as Jim takes over."

Wolf joined Norfolk Southern in 1973 as a senior tax attorney and rose through the executive ranks to become vice president taxation in 1991, executive vice president finance in 1993, and vice chairman and chief financial officer in 1998.   A graduate of the College of William and Mary and its law school, he also holds graduate degrees from Louisiana State University and Georgetown University.

Wolf and his wife, Dixie, plan to continue residing in the Hampton Roads area, where they have been major supporters of educational and cultural institutions.

Squires joined Norfolk Southern in 1992 as an attorney and became senior vice president law in 2004.  He was named senior vice president financial planning in 2006 and executive vice president finance in March of this year.  He holds an undergraduate degree from Amherst College and his law degree from the University of Chicago.

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,000 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of metals and automotive products.

Norfolk Southern contacts:

(Media) Bob Fort, 757-629-2710, (rcfort@nscorp.com)

(Investors) Leanne Marilley, 757-629-2861 (leanne.marilley@nscorp.com)